           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1997
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                -----------------
                            F&M BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)
                                -----------------
     WISCONSIN                         6022                     39-1365327
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer of incorporation or organization) Classification Code Number)Identification Number)

                                ONE BANK AVENUE
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-1717
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                             RANDALL A. HAAK, ESQ.
                    MCCARTY, CURRY, WYDEVEN, PEETERS & HAAK
                               120 E. 4TH STREET
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-4693
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                   COPIES TO:
                            KENNETH V. HALLETT, ESQ.
                                QUARLES & BRADY
                           411 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 277-5000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as the registrant shall determine.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] __________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] __________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE


                                                                                    PROPOSED
                                                                   PROPOSED         MAXIMUM
                                                 AMOUNT            MAXIMUM          AGGREGATE      AMOUNT OF
          TITLE OF EACH CLASS OF                  TO BE         OFFERING PRICE      OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED          REGISTERED(1)(2)     PER UNIT(3)       PRICE(3)         FEE
 Common Stock, $1.00 par value . . . . . .   2,500,000 shares        $(3)          $75,625,000     $22,916.67

(1) Estimated maximum amount. The actual number of shares issued would depend upon the exact terms of acquisition transactions.

(2) Pursuant to Rule 429 under the Securities Act of 1933, in addition to the Securities being registered by this Registration Statement, the prospectus contained herein also relates to 877,033 shares of F&M Common Stock previously registered and remaining unissued under Registration Statement No. 333-13321, for which a total registration fee of $12,389.79 was paid.

(3) Estimated pursuant to Rules 457(f)(2) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices on the NASDAQ Stock Market on April 29, 1997.

                                ________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                ________________

The prospectus included in this Registration Statement is a combined prospectus as permitted by Rule 429 under the Securities Act of 1933. The prospectus will cover 877,033 shares of F&M Common Stock previously registered and unissued under Registration Statement No. 333-13321.

PROSPECTUS

                                3,377,033 SHARES

                            F&M BANCORPORATION, INC.
                                  COMMON STOCK

         This Prospectus (the "Prospectus") covers the offer and sale of up to 1,877,033 shares of Common Stock, par value $1.00 per share (the "F&M Common"), of F&M Bancorporation, Inc. ("F&M" or the "Company"), which F&M may issue from time to time in connection with future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act") or as otherwise permitted under the Securities Act.

         The Company expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issuable will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated. On May ___, 1997, the last reported sales price of F&M Common on The NASDAQ Stock Market ("NASDAQ")
was $[     ] per share.

         This Prospectus will be used only in connection with business acquisitions. The Prospectus may be used in connection with business combination transactions which would be exempt from registration but for the issuance of F&M Common and the possibility of integration with other transactions; in such case, no supplement may be required. If an acquisition of a business or securities in a business combination transaction is not exempt from registration even if integration is not taken into account, then the offerees of F&M Common in such acquisition will be furnished with copies of this Prospectus either (i) together with a Supplement, which will reflect the registration statement as filed or as amended by a post-effective amendment to the registration statement on Form S-4 which this Prospectus is a part or (ii) if permitted, as supplemented by the incorporation by reference of information contained in a current report on Form 8-K filed by F&M.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE ACQUIRORS OF THE F&M COMMON OFFERED HEREBY.

         The date of this Prospectus is May ___, 1997.

                                 _____________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission. In addition, because F&M Common is traded on the NASDAQ Stock Market, material filed by F&M can be inspected at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         F&M has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained at the addresses set forth above. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates by reference certain documents of F&M that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person. Requests should be directed to F&M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone 414/766-1717), Attn: Corporate Secretary. (F&M's telephone number will change to 920/766-1717 effective July 26, 1997.)

         The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1996;
         (ii)    F&M's Current Report on Form 8-K dated January 10, 1997; and
         (iii) The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as amended by Post-Effective Amendment No. 2 thereto filed September 16, 1993.

         All reports and definitive proxy or information statements filed by F&M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of the filings of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               TABLE OF CONTENTS


                                                                     Page No.
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

F&M MARKET INFORMATION AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . 7

F&M SUMMARY FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . 8

F&M BANCORPORATION, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . 9

INFORMATION AS TO F&M COMMON  . . . . . . . . . . . . . . . . . . . . . . .12

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .13

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS  . . . . . . . . . . . . . .14

                                ________________

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

         The following is a brief summary of certain information contained in this Prospectus, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Prospectus. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Prospectus.

         Unless otherwise indicated, all financial and other data per share of F&M Common, and all data with respect to such shares, in this Prospectus have been restated to give retroactive effect to F&M's 10% stock dividend which was paid in June 1996; such data have not been restated to give effect to F&M's 10% stock dividend payable on June 9, 1997 to shareholders of record on May 23, 1997.

F&M Bancorporation, Inc.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 414/766-1717), had total consolidated assets of $1.3 billion at March 31, 1997. F&M has 17 Wisconsin state bank subsidiaries, all of which are FDIC members and are subject to the supervision of the Wisconsin Department of Financial Institutions, Division of Banking. The F&M subisidiary banks maintain 50 offices, all in Wisconsin. All but two of the F&M Banks are members of the Federal Reserve System, and the remaining two banks are in the process of becoming members. F&M, a Wisconsin corporation, is a registered bank holding company subject to supervision and regulation by the Federal Reserve Board ("FRB") under the federal Bank Holding Company Act of 1956, as amended.

         See "F&M Bancorporation, Inc."

         Further information regarding F&M, including audited financial statements, is included in the reports filed with the Securities and Exchange Commission which are incorporated herein by reference. Offerees may obtain copies of such documents from the Commission or by request to F&M. See "Available Information" and "Incorporation of Certain Documents by Reference."

F&M Common

         Shares of F&M Common are traded on the NASDAQ Stock Market under the symbol "FMBK." See "F&M Market Information and Dividends."

        F&M is organized under the Wisconsin Business Corporation Law
("WBCL"), which determines the rights of holders of F&M Common, except as otherwise provided in F&M's Articles of Incorporation. Among other things, F&M is subject to statutory anti-takeover provisions and its Articles of Incorporation provide for the classification of its board of directors. In addition, F&M (and all other corporations incorporated or qualified to do business in Wisconsin) shareholders are subject to statutory personal liability for certain employee compensation claims. See "Information as to F&M Securities."

Method of Distribution

         The shares of F&M Common to be offered hereunder will be offered in business combination transactions. See "Plan of Distribution."

                                  RISK FACTORS

         In evaluating a transaction with F&M, the shareholders of an entity being acquired should consider carefully the following factors, along with the other information contained, or incorporated by reference, in this Prospectus, and any Supplement thereto.

         Acquisitions

         Since its inception, F&M has experienced substantial growth through acquisitions of other financial institutions. F&M's strategy to continue to make acquisitions is dependent upon its ability to identify potential targets for acquisition and consummate transactions on terms acceptable to F&M.

         Also, F&M's future success is dependent in part upon its ability to integrate the operations of, and manage over time, acquired financial institutions. F&M has acquired ten financial institutions or offices within the past four years, including two acquisitions in 1994, one in 1995, four in 1996 and two in the first quarter of 1997. The two 1994 acquisitions were the largest acquisitions undertaken by F&M in terms of the consideration paid and the size of the acquired institution, respectively. The 1995 acquisition was F&M's second largest acquisition in both categories. In 1996, F&M consummated four acquisitions. In 1997, F&M has consummated two acquisitions and has three others pending.

         Competition

         Banks, including the F&M subsidiary banks (the "F&M Banks") and the banks proposed to be acquired (together, the "Banks"), actively compete with other financial institutions and businesses in both attracting and retaining deposits and making loans. Financial institution competitors include banks, savings banks, savings and loan associations and credit unions. Other business competitors include insurance companies, securities brokerage firms, trust companies and investment management firms. While F&M believes it has a competitive advantage because 21 of its 50 bank office locations represent the only commercial bank office in their community, competition with other financial institutions and businesses, as well as the pricing levels of their products and services, can affect the Banks' ability to obtain and retain customers.

         F&M also faces competition in seeking institutions to acquire. Wisconsin has recently experienced a significant consolidation of its banking industry, and many large holding companies with greater resources than F&M (including several out-of-state holding companies) are actively pursuing acquisitions in Wisconsin. This competition affects the available acquisition opportunities for F&M and can affect the costs of such acquisitions.

         Need for Technological Change

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. While F&M's community banking strategy stresses "traditional" personal service, F&M's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in F&M's Banks' operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements.

         Banking Industry

         The banking industry is highly regulated by both federal and state regulatory authorities. Regulation includes, among other things, capital reserve requirements, dividend limitations, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, may be the subject of further significant legislation in the future, and is not within the control of F&M.

This regulation substantially affects the business and financial results of all financial institutions and holding companies, including F&M and the Banks.

         F&M, as a member of the banking industry, is affected by general economic conditions, particularly as those conditions affect the Wisconsin communities served by the F&M Banks. A financial institution's earnings also depend to a large extent upon the relationship between the cost of funds (primarily deposits) and the yield on earning assets (loans and investments). This relationship, known as the interest rate margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume and rate of interest on interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

         Dependence on Chief Executive Officer

         F&M has historically been highly dependent on the services of its Chairman and Chief Executive Officer, Gail E. Janssen. F&M does not have an employment agreement with Mr. Janssen or maintain "key person" life insurance on Mr. Janssen. F&M has recently taken actions to reorganize operations on a regional basis and to augment its corporate staff to help support F&M's substantial growth, to place less dependence on any one individual, and to anticipate management succession. As part of these actions, F&M employed Gary
A. Lichtenberg as its President and Chief Operating Officer in April 1996.

         Cautionary Statement Regarding Forward-Looking Statements

         The discussions in this Prospectus and any Supplement thereto, and in the documents incorporated herein by reference, which are not historical statements (including those in the future tense or including terms such as "believe," "expect" and "anticipate") contain forward-looking statements that involve risks and uncertainties. F&M's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the Company's future lending and collection experience, the effects of acquisitions, competition from other institutions, changes in the banking industry and its regulation, needs for technological change, and other factors including those discussed above in "Risk Factors" and in F&M's Management's Discussion and Analysis (which is incorporated herein by reference), as well as those discussed elsewhere in this Prospectus and the documents incorporated herein by reference.

                      F&M MARKET INFORMATION AND DIVIDENDS

         F&M Common trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK". F&M had approximately 2,950 shareholders of record at February 28, 1997. The following table summarizes high and low prices and cash dividends paid for F&M Common for the periods indicated. The high and low prices represent actual trade prices as reported on NASDAQ.

                                                                          CASH DIVIDENDS
         CALENDAR PERIOD                     HIGH             LOW         PAID PER SHARE
----------------------------------           ----             ---         --------------

1995       1st quarter                      $20.00           $18.64            $.136
           2nd quarter                       20.00            17.95             .136
           3rd quarter                       22.73            18.53             .136
           4th quarter                       25.00            21.59             .136

1996       1st quarter                       25.91            22.05             .164
           2nd quarter                       31.50            24.55             .164
           3rd quarter                       31.50            28.25             .17
           4th quarter                       32.00            29.75             .17

1997       1st quarter                       32.00            28.50            .20
           2nd quarter
           (through May 1 )                  31.25            29.00            .20*

---------------
   * Record date May 16, 1997, payable June 2, 1997

           According to information provided by NASDAQ (as adjusted for the subsequent stock 10% dividend), the trading volume of F&M Common on NASDAQ was 1,202,570 shares during 1996 and 874,903 shares during 1995.

         F&M has paid quarterly or annual cash dividends since its inception. The holders of F&M Common are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. The ability of F&M to pay dividends is dependent upon the receipt of dividends from the F&M Banks, payment of which is subject to regulatory restrictions. In determining cash dividends, the board of directors of F&M considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the FRB and other banking regulators, financial condition of F&M and the F&M Banks, and other relevant factors. See Note 15 of Notes to F&M's Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy," incorporated herein by reference, for restrictions on the ability of the F&M Banks to pay dividends.

                           F&M SUMMARY FINANCIAL DATA

         The summary financial data presented below for F&M Bancorporation, Inc. for each of the quarters ended March 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1996, which are derived from the Consolidated Financial Statements of F&M and should be read in conjunction with other financial information incorporated by reference in this Prospectus, such as the separate Consolidated Financial Statements and notes thereto of F&M, and Management's Discussion and Analysis of Results of Operations and Financial Condition.

                                           Three Months Ended March 31            Years ended December 31,
                                           ---------------------------       ---------------------------------
                                                 1997         1996             1996         1995          1994
                                                 ----         ----             ----         ----          ----

                                                (unaudited; dollars in thousands, except per share data)
SUMMARY OF OPERATIONS (1)
  Interest income                         $   24,542   $   20,500        $   86,877      $ 76,091     $ 63,942
  Interest expense                            11,472        9,234            39,246        33,807       25,074
                                          ----------   ----------        ----------      --------     --------
  Net interest income                         13,070       11,266            47,631        42,284       38,868
  Provision for loan losses                      383          419             2,004         1,653        1,338
  Other income                                 1,609        1,337             5,876         4,649        4,112
  Other expense                                8,318        7,209            30,382        27,727       30,142
  Net income                                   4,147        3,426            14,413        11,987        8,425
  Net income applicable to common stock        4,147        3,426            14,413        11,987        8,403

PERIOD END BALANCE SHEET DATA(1)
  Total assets                             1,274,027    1,029,915        $1,173,494      $996,278     $921,384
  Total loans                                961,855      738,039           864,674       700,044      650,236
  Allowance for loan losses                  (11,783)      (9,363)          (10,602)       (8,921)     (8,100)
  Net loans                                  950,072      728,676            854,072       691,123     642,136
  Total deposits                           1,063,665      886,518         1,005,760       866,712      805,431
  Short-term borrowings                       59,600       27,718            41,332        12,194       19,846
  Other borrowings                            18,100        5,333             9,817        10,833        6,366
  Total shareholders' equity                 118,522       97,651           104,949        94,067       82,931

PER SHARE DATA (1)(2)
  Net income per common share                    .55          .49              2.07          1.76         1.23
  Cash dividends (3)                             .20         .164              .668          .546         .436

------------------
(1) Except as indicated, the data have been restated to reflect F&M's acquisition of F&M Bank-Northeast (including both the First National and Pulaski acquisitions) in 1994, F&M Bank-Waushara County in 1995 and F&M Bank-Algoma in 1996 using the pooling of interests method of accounting. See Note 3 of Notes to F&M's Consolidated Financial Statements incorporated herein by reference. The data prior to January 1, 1996 have not been restated to reflect F&M's acquisition of Monycor in February 1996 because that acquisition did not have a material effect on F&M's results of operations or financial condition. The data also have not been restated to reflect F&M's acquisitions of State Bank of East Troy and Green County Bank in 1997; although those acquisitions are being accounted for using the pooling of interests method of accounting, periods prior to January 1, 1997 will not be restated due to the relatively small size of those acquisitions as compared to F&M.

(2) Per share information has been restated to reflect the 10% stock dividend paid to stockholders on June 10, 1996.

(3) Cash dividends per share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

                            F&M BANCORPORATION, INC.

         F&M Bancorporation, Inc. was formed in 1980 to acquire the shares of Farmers and Merchants Bank of Kaukauna, Wisconsin (now known as F&M Bank-Kaukauna). F&M has grown internally and through acquisitions from a one-bank holding company with total assets of $37 million at its inception to a 17-bank holding company with 50 banking offices, and total assets of $1.3 billion, at March 31, 1997.

         At December 31, 1996, F&M's subsidiary banks (the "F&M Banks") ranged in size from $31 million to $259 million in total assets. The F&M Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the F&M Banks to operate with considerable autonomy.

Pending Acquisitions

         Prairie du Chien Acquisition. In October 1996, F&M announced the proposed acquisition of Wisconsin Ban Corp. ("WBC"), the holding company of Prairie City Bank ("PCB"). A definitive agreement was signed in March 1997. PCB, with its main office in Prairie du Chien, has five offices in south-west Wisconsin. The agreement relating to the proposed acquisition provides that F&M will acquire WBC in exchange for 575,000 shares of F&M Common (subject to adjustments provided in the agreement). Also, outstanding WBC preferred stock will be redeemed for approximately $320,000 in cash. F&M intends to account for the transaction using the pooling of interests method of accounting. The acquisition remains subject to WBC shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the WBC transaction will be consummated in the second quarter of 1997.

         At December 31, 1996, WBC had total assets of $87.3 million, net loans of $56.0 million, total deposits of $69.9 million and shareholders' equity of $8.5 million. For the year ended December 31, 1996, WBC had net income of $740,000.

         Darlington Acquisition. In February 1997, F&M announced the execution of a definitive agreement providing for the acquisition of Citizens National Bancorporation, Inc. ("CNB"), the holding company of Citizens National Bank of Darlington ("Darlington Bank"). Darlington Bank has two offices, in Darlington and Hazel Green (in southwest Wisconsin). Under the agreement, F&M would acquire CNB in exchange for shares of F&M Common in an exchange ratio set forth in the Agreement; it is estimated that approximately 525,000 shares of F&M Common would be issued in the transaction (subject to adjustments provided in the agreement). F&M intends to account for the transaction using the pooling of interest method of accounting. The acquisition remains subject to CNB shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the CNB transaction will be consummated in late 1997.

         At December 31, 1996, CNB had total assets of $75.3 million, net loans of $48.9 million, total deposits of $65.2 million and shareholder's equity of $9.5 million. For the year ended December 31, 1996, CNB had net income of $653,000.

         Clear Lake Acquisition. In April 1997, F&M announced the signing of a letter of intent for the proposed acquisition of Clear Lake Bancorp Inc. ("CLB"), the holding company of Landmark Bank ("Landmark"). Landmark, with its main office in Clear Lake, has four offices in northwest Wisconsin. The acquisition is expected to be stock-for-stock, at an exchange ratio to be determined under a formula to be included in the definitive agreement relating to the proposed acquisition. F&M intends to account for the transaction using the pooling of interest method of accounting. The acquisition remains subject to execution of a definitive agreement, CLB shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the CLB transaction will be consummated in late 1997.

         At December 31, 1996, CLB had total assets of $35.0 million, net loans of $24.5 million, total deposits of $31.8 million and shareholder's equity of $2.1 million. For the year ended December 31, 1996, CLB had net income of $191,000.


Recent Developments

         Brodhead Acquisition. On February 27, 1997, F&M acquired Green County Bank ("GCB"), with one office in Brodhead in south-central Wisconsin. GCB has been renamed "F&M Bank-Brodhead." F&M acquired GCB in exchange for 182,967 shares of F&M Common Stock ("F&M Common"), in a formula amount set forth in the definitive acquisition agreement; the total value of those shares was approximately $5.4 million for purposes of the agreement. F&M is accounting for the transaction using the pooling of interests method of accounting, although periods prior to January 1, 1997 will not be restated because of the relatively small size of GCB as compared to F&M.

         At December 31, 1996, GCB had total assets of $31.5 million, net loans of $21.5 million, total deposits of $28.1 million and shareholders' equity of $3.2 million. For the year ended December 31, 1996, GCB had net income of $287,000.

         East Troy Acquisition. On January 10, 1997, F&M acquired East Troy Bancshares, Inc. ("ETB"), which owned all of the shares of State Bank of East Troy (renamed "F&M Bank-East Troy"), with one office in East Troy in southeast Wisconsin. F&M's acquisition of ETB was made in exchange for 439,993 shares of F&M Common, valued for purposes of the transaction at $13.5 million for purposes of the agreement. F&M is accounting for the transaction using the pooling of interests method of accounting, although periods prior to January 1, 1997 will not be restated because of the relatively small size of ETB as compared to F&M.

         At December 31, 1996, ETB had total assets of $56.0 million, net loans of $43.2 million, total deposits of $46.6 million and shareholders' equity of $7.7 million. For the year ended December 31, 1996, ETB had net income of $224,000.

Subsidiary Banks

         F&M owns 17 subsidiary banks (the "Banks" or the "F&M Banks"), all of which are Wisconsin state banks, and each of which (other than recently acquired banks which have not yet become members) is a member of the Federal Reserve System. The Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the Banks to operate with considerable autonomy.

         The following table presents certain information as to the F&M Banks. Each of the F&M Banks is wholly-owned by F&M.

                                                                      NO. OF FULL
                                                      YEAR          SERVICE OFFICES        TOTAL ASSETS
                     BANK                         ACQUIRED (1)        AT 3/31/97            AT 12/31/96
         ---------------------------------        ------------     ----------------        -------------
                                                                                           (in millions)
         F&M Bank-Kaukauna                            1980                 5                  $119.6
         F&M Bank-Appleton                            1981                 3                   60.7
         F&M Bank-Hilbert                             1983                 3                   29.4
         F&M Bank-Winnebago County                    1985                 3                   93.5
         F&M Bank-New London                          1987                 1                   32.7
         F&M Bank-Portage County                      1987                 2                   74.2
         F&M Bank-Fennimore                           1988                 1                   46.3
         F&M Bank-Potosi                              1988                 2                   33.4
         F&M Bank-Lancaster                           1990                 1                   42.6
         F&M Bank-Lakeland                            1991                 7                   149.1
         F&M Bank-Kiel                                1991                 1                   43.6
         F&M Bank-Northeast                           1994                11                   259.3
         F&M Bank-Waushara County                     1995                 5                   101.2
         F&M Bank-Superior                            1996                 1                   32.1
         F&M Bank-Algoma                              1996                 2                   51.0
         F&M Bank-East Troy                           1997                 1                   56.2
         F&M Bank-Brodhead                            1997                 1                   31.5

------------------
(1) In the case of F&M Banks resulting from mergers, represents the date F&M first acquired any of the constituent banks in those mergers.


         F&M's network of community banks generally operates with significant local autonomy, with general oversight and support from F&M. F&M believes this autonomy allows the F&M Banks to better serve the customers in their respective communities, and thus enhances the F&M Banks' business opportunities and operations. After acquiring banks, F&M generally maintains local bank charters and keeps intact existing management and boards of directors. Generally, F&M Bank managements operate independently of F&M in selecting deposit products developed by F&M and in making pricing and credit decisions. F&M maintains an approval procedure for new loans above certain threshold amounts and provides ongoing loan review and administration assistance and other services for the F&M Banks. F&M encourages F&M Bank officers and employees to be active in community groups and projects.

                          INFORMATION AS TO F&M COMMON

         The Restated Articles of Incorporation of F&M, as amended (the "Articles"), provide that F&M has authority to issue 20,000,000 shares of Common Stock, $1.00 par value ("F&M Common"). The outstanding shares of F&M Common are, and the shares to be issued in transactions will be, fully paid and nonassessable, except for statutory liability of shareholders under Section 180.0622(2) (b) of the Wisconsin Business Corporation Law (the "WBCL"), as judicially interpreted, for certain unpaid indebtedness to employees for services rendered.

         The holders of F&M Common are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect all of the directors. F&M's Articles and Bylaws provide for classification of the board of directors into three classes, one class being subject to election in each year for three-year terms.

         Dividends may be paid to holders of F&M Common when, as and if declared by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. In the event of any liquidation, dissolution or winding-up of F&M, the holders of F&M Common will be entitled to receive a pro rata share of the assets of F&M remaining after payment or provision for payment of the debts and other liabilities of F&M. The holders of F&M Common are not entitled to any preemptive, subscription, redemption or conversion rights. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" and Note 15 of Notes to F&M's Consolidated Financial Statements (which are incorporated herein by reference) for discussions of restrictions on F&M Banks' ability to pay dividends to F&M.

         Certain Statutory Provisions


         Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation of F&M, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through
180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined to mean a corporation domiciled in Wisconsin with at least 500 shareholders of record, including 100 shareholders of record who have unlimited voting rights and are Wisconsin residents), certain "business combinations" not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a take-over offer. F&M presently meets the definition of "issuing public corporation."

         Also, Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation" which are held by any person in excess of 20% of the voting power of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from F&M, to shares acquired in a transaction incident to which shareholders of F&M vote to restore the full voting power of such shares and under certain other circumstances.

         Sections 180.1140 through 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"), unless the business combination or the acquisition of such stock has been approved before the acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. F&M presently meets the definition of a "resident domestic corporation."

         The foregoing provisions of the WBCL, the classification of F&M's board of directors and the ability to issue additional shares of F&M Common without further shareholder approval (except as may be required under NASDAQ Stock Market corporate governance standards), could have the effect, among others, of discouraging take-over proposals for F&M or impeding a business combination between F&M and a major shareholder.


                              PLAN OF DISTRIBUTION

         This Prospectus covers the offer and sale by F&M of up to 3,377,033 shares of F&M Common, which F&M may issue from time to time in connection with the future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         F&M expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issued will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated.

         Of the shares being offered hereby, it is expected that approximately 575,000 shares will be issued in connection with F&M's pending acquisition of Wisconsin Ban Corp., 525,000 shares will be issued in connection with F&M's pending acquisition of Citizen's National Bancorporation, Inc. and a number of shares to be determined will be issued in connection with F&M's pending acquisition of Clear Lake Bancorp Inc. (The number of shares issuable in these transactions is subject to adjustment in the case of stock splits and dividends, such as the 10% stock dividend payable on June 9, 1997.) There can be no assurances that such acquisitions will be completed as anticipated. In the event that any of such acquisitions is not completed, shares which were to have been issued in such acquisitions may be offered in connection with other future acquisitions. See "F&M Bancorporation, Inc. - Pending Acquisitions."

         All expenses to these offerings are expected to be borne by F&M, although any business to be acquired is likely to be required to bear all of its expenses in connection with any business combination transaction. Because any supplement to this registration statement may also constitute a proxy statement of such acquired business, the acquired business may bear certain of the expenses relating thereto.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares of F&M Common by F&M in any business combination transactions, although F&M (or an acquired business) may engage investment advisors in connection with the evaluation of any specific acquisition.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the business combination transactions pursuant to which shares of F&M Common may be issued. Two Quarles & Brady attorneys providing services with respect to the Registration Statement own an aggregate of 7,835 shares of F&M Common.

                                    EXPERTS

         The consolidated financial statements of F&M as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, have been audited by Wipfli Ullrich Bertelson, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, F&M shareholders may present proper proposals for inclusion in F&M's proxy statement and for consideration at its annual meeting of shareholders in a timely manner. If F&M's 1998 annual meeting is held as scheduled, the date for timely submission is December 1, 1997; if the meeting is materially delayed, shareholders will be informed of a new date for submission.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         F&M is incorporated under the Wisconsin Business Corporation Law (the "WBCL").

         Under Section 180.0851(1) of the WBCL, F&M is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of F&M. In all other cases, F&M is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of F&M, unless it is determined that he or she breached or failed to perform a duty owed to F&M and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with F&M or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under F&M's Articles of Incorporation, Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(1) referred to above.

         Under Section 180.0833 of the WBCL, directors of F&M against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

         Article X of F&M's Bylaws provides that F&M will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of F&M) by reason of the fact that he or she is or was a director or officer of F&M, against expenses reasonably incurred by such person if he or she acted in good faith and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Directors and officers are similarly identified under Article X for any action or suit by or in the right of F&M if they acted in good faith and have not been adjudged to be liable for misconduct in the performance of their duty to F&M. The Bylaws also provide that F&M shall have the power to purchase and maintain insurance on any director or officer for any liability asserted against him or her and incurred by such person arising out of his or her status as an officer or director, whether or not F&M would have the power to indemnify such person against such liability under the Bylaws or the WBCL. F&M's Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of F&M pursuant to the foregoing provisions, or otherwise, F&M has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by F&M of expenses incurred or paid by a director, officer or controlling person of F&M in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, F&M will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits set forth on the Exhibit Index attached hereto, which is incorporated herein by reference, are filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S- 8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)     The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (x) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KAUKAUNA, STATE OF WISCONSIN, ON MAY 1, 1997.

                                    F&M BANCORPORATION, INC.

                                    By:   /s/ Gail E. Janssen
                                          --------------------------------------
                                          Gail E. Janssen, Chairman of the Board
                                          and Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gail E. Janssen, Gary A. Lichtenberg and Daniel
E. Voet, and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state securities commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                              SIGNATURE AND TITLE

                                 /s/ Gail E. Janssen                                        /s/ Douglas A. Martin
                 ---------------------------------------------------         ---------------------------------------------------
                           Gail E. Janssen, Chairman of the                             Douglas A. Martin, Director
                           Board and Chief Executive Officer

                                  /s/ Daniel E. Voet                                        /s/ Duane G. Peppler
                 ---------------------------------------------------         ---------------------------------------------------
                     Daniel E. Voet, Chief Financial Officer and                         Duane G. Peppler, Director
                    Treasurer (also, Principal Accounting Officer)

                                   /s/ Otto L. Cox                                          /s/ Robert C. Safford
                 ---------------------------------------------------         ---------------------------------------------------
                                Otto L. Cox, Director                                   Robert C. Safford, Director

                                  /s/ Paul J. Hernke                                       /s/ Glenn L. Schilling
                 ---------------------------------------------------         ---------------------------------------------------
                               Paul J. Hernke, Director
                                                                                        Glenn L. Schilling, Director

                                 /s/ John W. Johnson                                         /s/ Joseph F. Walsh
                 ---------------------------------------------------         ---------------------------------------------------
                              John W. Johnson, Director                                   Joseph F. Walsh, Director

                               /s/ Gary A. Lichtenberg
                 ---------------------------------------------------
                            Gary A. Lichtenberg, Director
-------------

*  Each of the above signatures is affixed as of May 1, 1997.

                            F&M BANCORPORATION, INC.
                               (THE "REGISTRANT")

                                 EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-4


                 Exhibit                                                                Incorporated Herein                  Filed
                 Number                           Description                               By Reference                    Herewith
                 ------                           -----------                           --------------------                --------
                 5.1                   Opinion of Quarles & Brady                                                              X
                                       regarding legality of securities
                                       being registered

                 10.1                  Registrant's 1993 Incentive               Exhibit A to Registrant's Proxy
                                       Stock Option Plan                         Statement for 1993 Annual Meeting
                                                                                 of Shareholders ("1993 Proxy
                                                                                 Statement")

                 10.2                  Registrant's 1993 Stock Option            Exhibit B to 1993 Proxy Statement
                                       Plan for Non-Employee Directors

                 10.3                  Registrant's Executive Bonus              Description thereof under
                                       Plan                                      "Compensation Committee Report on
                                                                                 Executive Compensation" in
                                                                                 Registrant's Proxy Statement for
                                                                                 1996 Annual Meeting of
                                                                                 Shareholders ("1996 Proxy
                                                                                 Statement")

                 10.4                  Registrant's Deferred                     Exhibit 10.6 to Registrant's
                                       Compensation Agreements with:             Report on Form 10-K for the year
                                                                                 ended December 31, 1992
                   (a)                 Gail E. Janssen
                   (b)                 Duane G. Peppler

                 10.5                  Registrant's Executive Stock              Description thereof under "Stock
                                       Purchase Plan                             Purchase Plan" in 1996 Proxy
                                                                                 Statement

                 10.6                  Noncompetition Agreement dated            Exhibit 10.1 to the Registrant's
                                       February 11, 1994, between the            Report on Form 8-K dated
                                       Registrant and Robert C. Safford          February 11, 1994

                 10.7                  Agreement dated November 4,               Exhibit 10.1 to the Registrant's
                                       1993, between Pulaski Bank                Report on Form 8-K dated
                                       (n/k/a F&M Bank Northeast) and            March 21, 1994 ("3/21/94 8-K")
                                       John W. Johnson

                 Exhibit                                                                Incorporated Herein                  Filed
                 Number                           Description                                By Reference                  Herewith
                 -------                          -----------                           --------------------               --------
                 10.8                  Option Agreement dated March 17,          Exhibit 10.2 to 3/21/94 8-K
                                       1993, between Pulaski
                                       Bancshares, Inc. and John W.
                                       Johnson, together with the
                                       assumption thereof by the
                                       Registrant dated March 21, 1994

                 10.9(a)               Plan and Agreement of Merger and          Exhibit 2.1 to the Registrant's
                                       Reorganization dated as of                Report on Form 10-Q for the
                                       November 1, 1995 by and among             quarter ended September 30, 1995
                                       the Registrant, Monycor
                                       Bancshares, Inc. and F&M Merger
                                       Corporation*

                 10.9(b)               Amendment No. 1 thereto, dated            Exhibit 2.1(b) to the
                                       December 1, 1995                          Registrant's Report on Form 8-K
                                                                                 dated February 5, 1996

                 10.10                 Plan and Agreement of Merger and          Exhibit 10.11 to the Registrant's
                                       Reorganization dated as of                Report on Form 10-K for the year
                                       January 11, 1996 by and between           ended December 31, 1995 ("1995
                                       F&M Bank-Lakeland and Bradley             10-K")
                                       Bank*

                 10.11                 Branch Purchase Agreement dated           Exhibit 10.12 to 1995 10-K
                                       as of January 15, 1996 by and
                                       between F&M Bank-Kaukauna and
                                       TCF Bank Wisconsin fsb*

                 10.12                 Agreement and Plan of Merger and          Exhibit C to the definitive
                                       Reorganization dated as of                prospectus under Registration
                                       February 22, 1996, by and among           Statement No. 333-02207
                                       the Registrant, F&M Interim Bank
                                       and Community State Bank*

                 10.13                 Agreement and Plan of Merger and          Exhibit 10.14 to the Registrant's
                                       Reorganization dated as of                Statement on Form S-4, No. 333-
                                       August 20, 1996 by and among the          13321 ("1996 S-4")
                                       Registrant, East Troy
                                       Bancshares, Inc. and F&M Merger
                                       Corporation.*

                 Exhibit                                                                Incorporated Herein                  Filed
                 Number                           Description                                By Reference                  Herewith
                 -------                          -----------                           --------------------               --------
                 10.14                 Plan and Agreement of Merger and          Exhibit B to Supplemental
                                       Reorganization dated as of                Statement dated January 23, 1997,
                                       January 2, 1997 between the               filed as a Rule 424(b)(3)
                                       Registrant and Green County               Prospectus relating to the 1996
                                       Bank*                                     S-4

                 10.15                 Plan and Agreement of                     Exhibit 10.15 to the Registrant's
                                       Reorganization and Merger dated           Report on Form 10-K for the year
                                       as of February 27, 1997 among             ended December 31, 1996 ("1996
                                       the Registrant, Merger Corp. and          10-K")
                                       Citizen's National
                                       Bancorporation, Inc.*

                 10.16                 Plan and Agreement of Merger and          Exhibit 10.16 to 1996 10-K.
                                       Reorganization dated as of
                                       March 19, 1997 among the
                                       Registrant, Wisconsin Ban Corp.
                                       and F&M Merger Corporation*

                 23.1                  Consent of Wipfli Ullrich                                                             X
                                       Bertelson CPAs.

                 23.2                  Consent of Quarles & Brady                                                            X
                                                                                                                        (included in
                                                                                                                        Exhibit 5.1)

                 24                    Power of Attorney (contained on                                                       X
                                       the Signature Page)

---------------
* Excluding schedules and exhibits, which are identified in such documents. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.